                                                                 Rule 4214(b)(3)
                                                     Registration No. 333-112274


             Addendum to Prospectus Supplement Dated April 7, 2005

                                                       Dated: January 1, 2006

                                STATE OF ISRAEL
                  FIFTH LIBOR FLOATING RATE ISSUE DOLLAR BONDS
                  --------------------------------------------

Initial Interest Rate for the Bonds purchased during January 2006 is 4.95%. This interest rate was calculated as follows:

Applicable LIBOR      +      Number of basis points           =    Initial Rate
For January 2006             set by State of Israel
                             at beginning of this monthly
                             sales period

4.75%                 +      20 Basis Points                  =    4.95%

Applicable LIBOR is then adjusted each June 1st and December 1st during the term of the bonds.

Bonds purchased in February 2006 will receive the rate and spread in effect for that sales period.

A purchase is effective when all required subscription documents are received in a form acceptable to Israel and the full purchase price is accepted.

In addition to the circumstances set forth in the prospectus, Israel will repurchase bonds at the option of the owner(s) prior to maturity upon sixty (60) days written notice and presentation of the bond and other necessary legal documents, under the following circumstances:

     (i) from an Employee Benefit Plan, which is the original registered owner of the bond, after three (3) years from the issue date, or from an Employee Benefit Plan which is a permissible transferee, after three (3) years from the date of transfer; and

     (ii) from the original registered owner, other than an Employee Benefit Plan, seven (7) years from the issue date, or from a registered owner who is a transferee, other than an Employee Benefit Plan, seven (7) years from the date of transfer.